UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 9, 2016

CROWDGATHER, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-52143	20-2706319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

23945 CALABASAS ROAD, SUITE 115, CALABASAS, CA  91302

(Address of Principal Executive Offices) (Zip Code)

(818) 435-2472

Registrant's telephone number, including area code

_____________________________________________________

 (Former name or former address, if changed since last report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 7, 2016, CrowdGather, Inc. (the "Company" or "we") entered into a subscription agreement and issued a Convertible Promissory Note ("Note") with an aggregate principal amount of $50,000 to Vinay Holdings ("Vinay"). On June 7, 2016, the Note was funded and the Company received $50,000. The Note bears interest at the rate of 12% per annum and matures 90 days following June 7, 2016.  On the 90th day the balance of the note will be converted to common stock of the Company at $0.01 or a market adjusted price in certain circumstances.  In addition to the common stock issued upon conversion Vinay also received warrants in an amount of 50% of the amount of common shares of the Company converted, such warrants expiring three years from the date of issuance, at an exercise price of $.03 per share.

On June 7, 2016, CrowdGather, Inc. (the "Company" or "we") entered into a subscription agreement and issued a Convertible Promissory Note ("Note") with an aggregate principal amount of $75,000 to an investor ("Investor"). On June 7, 2016, the Note was funded and the Company received $75,000. The Note bears interest at the rate of 12% per annum and matures 90 days following June 7, 2016.  On the 90th day the balance of the note will be converted to common stock of the Company at $0.01 or a market adjusted price in certain circumstances.  In addition to the common stock issued upon conversion the investor also received warrants in an amount of 50% of the amount of common shares of the Company converted, such warrants expiring three years from the date of issuance, at an exercise price of $.03 per share.

The foregoing descriptions of the subscription agreements and notes issued by the Company is qualified in its entirety by reference to the full text of the form Note and related Subscription Agreement, which are included as exhibits to this Current Report on Form 8-K and are incorporated by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures under Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
10.1	Form of Convertible Promissory Note
10.2	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

By:

/s/ Sanjay Sabnani

____________________________________

Sanjay Sabnani

Title: CEO, President, Secretary, Director and Chairman of the Board

Date: June 9, 2016